Exhibit 4.1

CASUAL MALE RETAIL GROUP, INC.

FISCAL 2010 NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN

Section 1. Establishment and Purpose; Effective Date

Casual Male Retail Group, Inc. (the “Company”) hereby establishes, for fiscal 2010, a non-employee director stock purchase plan to be named the Casual Male Retail Group, Inc. Fiscal 2010 Non-Employee Director Stock Purchase Plan (the “Plan”) to provide a convenient method by which non-employee directors of the Company may acquire shares of Common Stock of the Company (“Shares”) at fair market value by voluntarily electing to receive Shares in lieu of fees otherwise payable to them in cash for service as a director or member of a committee of the Board of Directors of the Company (the “Board”) (including as a result of previous elections to receive cash under the Company’s Non-Employee Director Compensation Plan (the “Director Compensation Plan”)). The Plan shall be effective as of January 29, 2010 (the “Effective Date”). Elections made prior to the Effective Date, shall be effective as of the Effective Date.

Section 2. Definitions

When used herein, the following capitalized terms shall have the meanings assigned to them, unless the context clearly indicates otherwise.

(a) “Committee” means the Compensation Committee of the Board.

(b) “Common Stock” means the common stock of the Company, par value $.01 per share.

(c) “Compensation” means Fees to be paid in cash, Shares or any combination thereof, as elected by a Participant hereunder.

(d) “Director” means a member of the Board.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(f) “Fees” means the fees payable to the Participant in accordance with the Director Compensation Plan.

(g) “Grant Date” shall have the meaning set forth in the Director Compensation Plan.

(h) “Irrevocable Election Agreement” means the written agreement, substantially in the form of Exhibit A, between the Company and a Participant.

(i) “NASDAQ” means The NASDAQ Stock Market, Inc.

(j) “Non-Employee Director” means a Director who satisfies the requirements set forth in Rule 16b-3(b)(3)(i) under the Exchange Act.

(k) “Participant” means a Non-Employee Director of the Company.

Section 3. Number of Shares. Subject to adjustment as the Board may from time to time determine, the total number of Shares reserved and available under the Plan shall initially be 250,000, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock.

Section 4. Irrevocable Election; Valuation.

(i) Subject to the terms hereof, Compensation shall be paid on the applicable Grant Date. The Participants will have the right to elect to receive Fees in any combination of cash or Shares. In the event that the Company does not have a sufficient number of Shares under the Plan, the payments will be made in cash to the extent of such insufficiency.

(ii) The elections by the Participants must be made in writing substantially in the form of Exhibit A attached hereto and submitted to the General Counsel of the Company (or such other person as the Committee shall designate) no later than January 29, 2010. All elections, once submitted, are irrevocable for fiscal year 2010, which commences on January 31, 2010. In the event a timely election is not made or a person does not become a Participant until after the deadline for the election to be made, the payments will be made in cash for the fiscal year.

(iii) For the purposes of determining the number of Shares to be issued to a Participant on a Grant Date, each Share shall be assigned a value equal to the consolidated closing bid price of a share of the Company’s Common Stock as reported by NASDAQ on the effective Grant Date. Any Shares granted pursuant to this Plan shall be fully vested on the Grant Date. Payouts of Shares under the Plan will be in the form of whole Shares only; the balance of any foregone Fees not payable in whole Shares will be paid in cash.

Section 5. Amendment and Termination

This Plan may be amended or terminated in any respect at any time by the Board; provided, however, that no amendment or termination of the Plan shall be effective to reduce any benefits that accrue and are vested before the adoption of such amendment or termination. The Committee may require that the Compensation of all Participants be paid in cash as soon as practicable after such termination, notwithstanding any elections by Participants with regard to the timing or form in which their benefits are to be paid. If and to the extent that the Committee does not accelerate the timing of payments on account of the termination of the Plan pursuant to the preceding sentence, payment of any remaining benefits under the Plan shall be made at the same times and in the same manner as such payments would have been made based upon the most recent elections made by Participants, and the terms of the Plan, as in effect at the time the Plan is terminated.

Section 6. Unfunded Obligation

The obligations of the Company to pay any Compensation under the Plan shall be unfunded and unsecured, and any payments under the Plan shall be made from the general assets of the Company.

Section 7. Withholding

The Participants and personal representatives shall bear any and all federal, state, local or other taxes imposed on benefits under the Plan. The Company may deduct from any payments under the Plan the amount of any taxes required to be withheld from such payments by any federal, state or local government, and may deduct from any Compensation or other amounts payable to the Participant the amount of any taxes required to be withheld with respect to any other amounts under the Plan by any federal, state or local government.

Section 8. Applicable Law

This Plan shall be construed and enforced in accordance with the laws of the State of Delaware, except to the extent superseded by federal law.

Section 9. Administration and Interpretation

The Plan will be administered by the Committee. The Committee shall not make any substantive changes to this Plan without the approval of the Board. The Committee will have broad authority to adopt rules and regulations relating to the Plan and make decisions and interpretations regarding the provisions of the Plan. Benefits due and owing to a Participant under the Plan shall be paid when due without any requirement that a claim for benefits be filed. However, any Participant who has not received the benefits to which Participant believes himself or herself entitled may file a written claim with the Committee, which shall act on the claim within thirty days. Any decisions or interpretations by the Committee relating to benefits under the Plan shall be binding and conclusive on all affected parties.

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EXHIBIT A

CASUAL MALE RETAIL GROUP, INC.

FISCAL 2010 NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN

IRREVOCABLE ELECTION AGREEMENT

TO:	General Counsel:

I,                             , hereby elect to receive my Fees (as defined in the Casual Male Retail Group, Inc. Fiscal 2010 Non-Employee Director Stock Purchase Plan (the “Plan”)) as follows:

	PAYMENT CHOICES
COMPENSATION	Cash		CMRG Stock		TOTAL
Retainer		%		%	100%

In-Person Meetings		%		%	100%

Telephonic Meetings		%		%	100%

Committee Chair Fee		%		%	100%

Re-election Award		%		%	100%

I understand and acknowledge that if there is an insufficient number of CMRG shares available under the Plan, I will be paid in cash.

I understand and acknowledge that this election is irrevocable. I understand and acknowledge that I must be a director of the Company on the dates each portion of the Compensation is paid in order to qualify for such payment.

I understand and acknowledge that if there is any conflict between this form or any part of it and the Plan, the provisions of the Plan shall govern.

I have hereunto set my hand and seal this      day of         , 2010.

(Signature)	(Printed name)